EXHIBIT (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-230093 on Form N-2 of our report dated December 17, 2020, relating to the financial statements and financial highlights of Eaton Vance Tax-Advantaged Dividend Income Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2020, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 22, 2021